Exhibit 99.1

SONIC FOUNDRY REPORTS FIRST QUARTER RESULTS FOR FISCAL 2006

MADISON, WI – FEBRUARY 2, 2006 – Sonic Foundry® Inc. (NASDAQ: SOFO), a leader in automated rich media communications technology, announced results for its first quarter of fiscal 2006. Financial and company highlights for the first quarter include:

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Revenues increase 18 percent year-to-year. For the first quarter of fiscal 2006, Sonic Foundry reported revenues of $1.9 million, an increase of 18 percent from $1.6 million reported for the first quarter of fiscal 2005. During this seasonally slow period, the company reported a net loss of $1.6 million or five cents per share for the first quarter of fiscal 2006 compared to $1.4 million or five cents per share in Q1-2005. Current period results include non-cash expense of $182 thousand related to a new accounting rule change requiring companies to record the cost of issuing stock options.

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Multi-unit sales grow as customer base rapidly expands. The customer base at the end of the first quarter of 2006 was 491, a 79 percent increase over the first quarter last fiscal year. The company reported multi-unit sales in key verticals including education (University of Cincinnati and Victoria University), government (Maryland House of Delegates) and corporate (Raytheon). Other new customers include Mutual of Omaha, Merck, Carnegie Mellon and the Tiger Woods Learning Center.

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Sonic Foundry featured in Dell Intelligent Classroom. As previously announced, Sonic Foundry recently became a supplier to the Dell education channel with a significant role in Dell’s Intelligent Classroom marketing and sales initiative. In anticipation of this new initiative, first quarter sales and marketing efforts were focused on creating and planning new marketing programs as well as conducting initial sales training and customer visits with Dell personnel. This new distribution channel is expected to diversify Sonic Foundry’s reach, especially in education sales, both to the higher education and K-12 markets.

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EX Server ships late in Quarter. Shipment of EX server software occurred later than anticipated in the quarter and therefore provided no significant contribution to revenues. However, the new offering has attracted large enterprise customers who are interested in deploying the highly scalable, secure rich media software platform. As such, the company expects larger contributions from server software license sales in the future and may potentially see dramatic swings in future sequential quarter results due to full scale enterprise deployments based on EX.

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Cash flow breakeven expected during fiscal 2006. As reported at fiscal 2005 year end, the company projected a seasonally slow quarter for the fiscal 2006 first quarter, with a significant pick up in business expected for the balance of fiscal 2006. The company believes it remains on pace to achieve breakeven operations some time in fiscal 2006 and has sufficient working capital to reach breakeven operations.

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Customer support revenues more than double. Customer support revenue represents the portion of fees charged for Mediasite SmartServe service contracts as well as training and installation services. In the first quarter of fiscal 2006, customer support revenue was $415,000, up from $189,000 in the first quarter of fiscal 2005. The increase was due primarily to support contracts on new Mediasite sales and renewals. At December 31, 2005, $1.1 million of unearned revenue was recorded for service and support contracts to be recognized in upcoming quarters.

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Gross margins improve from the same period one year earlier. For the first fiscal quarter of 2006, gross margins increased to 70 percent, up from 66 percent in the first quarter of 2005. Mediasite customer support revenues and server license fees contributed to the increase. The company expects margins for fiscal 2006 to be in the low 70’s percent range.

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Improved search capabilities. Sonic Foundry introduced Mediasite.com, a website that aggregates public presentations created with Mediasite systems. Users can search for specific content in one location with a simple search phrase. Throughout the first quarter of fiscal 2006, the company’s advanced R&D group incorporated unique ways in which data can be indexed. Users are now employing these advanced search capabilities to drill further down into rich media communications that have been difficult to find, even through the use of traditional search engines like Google, Yahoo or MSN. Based on the initial positive reaction of customers, the company expects this initiative will lead to new products and services that further advantage the customer base with the Mediasite platform. Development efforts are now under way that provide for new automated metadata extraction and archiving technology, specific customizations and new hosting services.

“Over the last three years, we have evangelized our Mediasite product line as a new form of communication technology geared specifically to information providers,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “We’ve found that whether it’s the professor, CEO, reporter, health care provider, product manager, lawyer or engineer, they all have one thing in common: a fundamental need to share knowledge and information quickly, and above all easily, with those that seek it. What makes Sonic Foundry unique is our ability to adapt the early ideas of television, telephony and audio/video production and meld them into an entirely new form of communication that is changing the way people deliver their message. This is still just the beginning of what we expect will turn into thousands of devices capturing and transmitting information for millions of hours of content, all accessible on a distributed network basis.”

Sonic Foundry will host a Webcast today to discuss its first quarter 2006 results at 10:00 a.m. CT/11 a.m. ET. It will use Mediasite to Webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com. An archive of the Webcast will be available for 30 days.

About Sonic Foundry®, Inc.

Founded in 1991, Sonic Foundry (NASDAQ: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information driven world. Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education. The company’s integrated Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company’s Website at www.sonicfoundry.com.

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Press Contacts:
Catapult PR-IR
Terri Douglas
303.581.7760, ext. 18
tdouglas@catapultpr-ir.com

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands except for share data)

	December 31, 2005	September 30, 2005

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,417	$4,271
Accounts receivable, net of allowances of $115 each period	1,656	2,232
Inventories	598	414
Prepaid expenses and other current assets	231	363

Total current assets	5,902	7,280
Property and equipment:
Leasehold improvements	185	185
Computer equipment	1,734	1,570
Furniture and fixtures	185	185

Total property and equipment	2,104	1,940
Less accumulated depreciation	1,017	933

Net property and equipment	1,087	1,007
Other assets:
Goodwill and other intangibles, net	7,613	7,626
Capitalized software development costs, net of amortization of $1,136 and $1,067	263	332

Total other assets	7,876	7,958

Total assets	$14,865	$16,245

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$882	$1,323
Accrued liabilities	441	780
Unearned revenue	1,100	957
Current portion of capital lease obligation	14	15

Total current liabilities	2,437	3,075
Long-term portion of capital lease	26	28
Other liabilities	19	21

Total liabilities	2,482	3,124
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 100,000,000 shares; 31,666,827 and 31,596,577 issued and 30,910,409 and 29,782,269 outstanding at December 31, 2005 and September 30, 2005, respectively	316	309
Additional paid-in capital	170,950	170,083
Accumulated deficit	(158,689)	(157,077)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 70,250 shares	(168)	(168)

Total stockholders’ equity	12,383	13,121

Total liabilities and stockholders’ equity	$14,865	$16,245

Sonic Foundry, Inc.
Statements of Operations
(in thousands except for per share data)
(Unaudited)

	Three Months Ended December 31,

	2005	2004

Continuing Operations
Revenue:
Product sales	$1,346	$1,339
Customer support fees	415	189
Other	111	63

Total revenue	1,872	1,591
Cost of revenue	560	536

Gross margin	1,312	1,055
Operating expenses:
Selling and marketing expenses	1,718	1,231
General and administrative expenses	696	815
Product development expenses	534	455

Total operating expenses	2,948	2,501

Loss from operations	(1,636)	(1,446)
Other income, net	24	46

Net loss	$(1,612)	$(1,400)

Net loss per common share:
– basic and diluted	$(0.05)	$(0.05)